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                                                                    Exhibit 23.3

                        Consent of Independent Auditors

   We consent to the reference to our firm under the caption "Experts" in the Proxy of Intermedia Communications Inc. and in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-4801) and related Prospectus of WorldCom, Inc. for the registration of WorldCom capital stock to be issued to Intermedia stockholders in the merger and to the incorporation by reference therein of our report dated February 15, 2000 with respect to the consolidated financial statements and schedule of Intermedia Communications Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                             /s/ Ernst & Young LLP

Tampa, Florida
March 5, 2001